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                                                                    Exhibit 99

                                  Press Release


FOR IMMEDIATE RELEASE                                      CONTACT:  JOHN FAHEY
CENTRA FINANCIAL HOLDINGS, INC.                            (304) 598-2000
CENTRA BANK, INC.



                        CENTRA RELEASES QUARTERLY RESULTS
                 COMPANY SHOWS PROFITABILITY IN FOURTH QUARTER -
                      ONE YEAR AHEAD OF INITIAL PROJECTIONS


Centra Financial Holdings, Inc. (Centra), and its wholly owned subsidiaries, reported today that during 2001, the company doubled in size. More importantly, profitability was achieved in October and continued throughout the entire fourth quarter - one full year ahead of projections made in the company's initial offering statement.

Record-breaking growth and profitability are particularly noteworthy considering Centra's strategic decision to invest substantial capital and incur the incremental expense associated with significantly expanding the bank during 2001. At the beginning of the year, Centra had one banking location. Now four offices are fully operational. By choosing to make this investment at an early date, after only 22 months of operation, Centra has a strong presence in West Virginia's two most dynamic communities - Morgantown and Martinsburg.

Since December 31, 2000, total assets have grown to $156 million, an increase of $79 million or 103%. Loans have increased $76 million or 180% to $119 million. At December 31, 2001, Centra's credit quality is among the very strongest levels in the industry with no non-performing loans and no 30-day delinquencies in the loan portfolio.

In a December article, West Virginia Banking commissioner Larry Stark recognized Centra as the fastest growing banking company in the state since opening in February, 2000.